Exhibit 10.2

May 6, 2014

Mr. Kevin T. Paul

1177 Bishop Street

Honolulu, HI 96813

Dear Kevin:

This letter confirms our discussions regarding your employment with Hawaiian Telcom Holdco, Inc. and any of its subsidiaries and affiliates as may employ you from time to time (collectively, and together with any successor thereto, the “Company”).  You and the Company are parties to an Amended and Restated Employment Agreement dated as of November 3, 2011 (the “Prior Agreement”).  The parties desire to amend and restate the Prior Agreement in its entirety, effective as of May 6, 2014, as set forth herein.  Notwithstanding anything herein to the contrary, you will be an at-will employee of the Company.

1.                                      Position:  Senior Vice President — Technology

2.                                      Direct Report: You will report to the Chief Operating Officer, subject to change as deemed appropriate by the CEO.

3.                                      Base Salary:  $295,800 per year (the “Base Salary”), payable in accordance with the Company’s customary payroll practices.  Paydays are expected to be every other Friday (total of 26 pay days a year).  Your paycheck will be delivered to you or made available to you on such dates.  If a payday falls on a holiday or weekend, you may pick up your paycheck on the weekday immediately preceding the payday.

4.                                      Annual Performance Award:  You will be eligible to participate in an annual performance compensation plan (“Performance Compensation Plan”) established by the Company’s Board of Directors (the “Board”) or Compensation Committee thereof, at a target level that is specified by the Compensation Committee (currently specified as 40% of your eligible salary) as it may be amended from time to time by the Board or Compensation Committee. The actual performance award, if any, shall be pursuant to the terms and conditions set forth in the Performance Compensation Plan and shall be payable at such time as performance awards are paid to other senior executive officers who participate therein. Payment of any annual performance award will be subject to your continued employment with the Company through the date the performance award is paid pursuant to the Performance Compensation Plan.

5.                                      Equity Award:  Subject to approval by the Board or the Compensation Committee, you will be eligible to receive equity awards from time to time pursuant to the Company’s 2010 Equity Incentive Plan with such terms and conditions as determined by the Board or the Compensation Committee, in its sole discretion.  It is expressly understood that your entitlement to participation in the 2010 Equity Incentive Plan is not a guarantee that the award referenced herein will attain any particular value in the future.

6.                                      Employee Benefits:   You will be eligible to participate in Company employee benefit plans and programs commensurate with your position and seniority. This currently includes four (4) weeks’ vacation for each completed twelve (12) month period of service with a maximum carryover of seven (7) weeks.  Please note that the Company reserves the right to change its benefits package at its sole discretion.

7.                                      Severance Benefits:  You will be eligible to participate and receive the severance benefits provided in the Company’s Executive Severance Plan, subject to all of the terms and conditions thereof. You hereby acknowledge and agree that the only severance benefits you are eligible to receive from the Company will be pursuant to the Executive Severance Plan and that you are not eligible to receive any severance benefits under the Prior Agreement.

8.                                      Certain Restrictions:  You must execute the Hawaiian Telcom Business Protection Agreement attached hereto as Exhibit A.  Additionally, you will be subject to the policies, practices and procedures maintained by the Company as set forth in the Company’s Code of Business Conduct, employee handbook and other Company policies, which may be modified from time to time.

9.                                      Arbitration:  You agree to sign the Arbitration Agreement attached hereto as Exhibit B.

10.                               Interpretation and Severability:  The words of this letter will be interpreted according to their common meaning.  If any provision of this letter is deemed unenforceable for any reason, said provision will not affect the remaining terms of this letter and a court, upon motion by the Company, may amend said provision so as to render it valid and enforceable while providing to the Company the maximum protections permitted by law.  Hawaii law will govern the interpretation and enforcement of this letter.

If you agree with the terms of employment set forth in this letter, please indicate your understanding and agreement by executing in the space provided and returning this letter, complete with signed Exhibits A and B to me by May 7, 2014.  By executing in the space provided, you acknowledge that no promises, representations, understandings or agreements, either oral or in writing, were made with you that are inconsistent with the terms of this letter and that this letter will, in any event, supersede any such prior or contemporaneous promises, representations, understandings, or agreements, including the Prior Agreement.

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I look forward to continuing to work with you in building, developing and integrating the Company into a strong business with a positive community presence.

Sincerely,

/s/ Eric K. Yeaman
Eric K. Yeaman
President and CEO

Understood, accepted and agreed to on this 6th day of May, 2014

/s/ Kevin T. Paul
Kevin T. Paul

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EXHIBIT A

HAWAIIAN TELCOM BUSINESS PROTECTION AGREEMENT

This Agreement is between Hawaiian Telcom Holdco, Inc. and any of its subsidiaries and affiliates as may employ me from time to time (“Company”) and Kevin T. Paul (referred to herein as “I” or “my”).

1.                                      IN CONSIDERATION FOR MY EMPLOYMENT, I AGREE AS FOLLOWS:

1.1                               Safeguard of Confidential Information.

My relationship with the Company is intended to be one of trust and confidence.  I acknowledge that I may have access to Confidential Information (as defined below) about the Company.  During and following my employment with the Company, I will exercise the highest degree of care in safeguarding the Confidential Information against loss, theft or disclosure and comply with any and all Company policies related to such Confidential Information.  I will not use any Confidential Information for any purpose other than Company business.

1.2                               Confidential Information

“Confidential Information” means information related to any aspect of the Company’s business that is either not known by Company competitors or is proprietary information that has been developed using Company time and resources.

The following are more specific examples of Confidential Information:

•                                          marketing, sales, promotional, and training materials;

•                                          information about current and potential customer buying habits, needs or preferences;

•                                          contact information about decision-makers within companies that do business or that may do business with the Company and other customer specific information related to current or potential customer buying decisions;

•                                          Company personnel information, including compensation and bonus programs, Company personnel policies, forms and employee names, job descriptions, disciplinary notices or compensation and contact information;

•                                          forms, software or other information for tracking customer contacts;

Employee
Initials

•                                          market or product launches, capital expenditure forecasts or limitations, planned or forecasted network upgrades;

•                                          advertising materials and strategies;

•                                          Company vendor agreements;

•                                          distribution methods and strategies, compensation structures and advertising/promotional strategies;

•                                          any information constituting a “trade secret” within the meaning of the Hawaii Uniform Trade Secrets Act, Haw. Rev. Stat. chapter 482 B(1); and

•                                          internal documents relating to labor relations.

1.3                               Return of Company Property.

I understand that all Confidential Information is the exclusive property of the Company. I will promptly return all Confidential Information, including copies, notes or summaries thereof, to the Company in the event that my employment is terminated, for any reason.

1.4                               Non-competition, Solicitation, or Inducement of Customers or Employees

(A)                               During my employment and for twelve (12) months following termination for any reason [cumulatively referred to as the “Designated Period”] I will not: (i)  directly or indirectly compete with the Company’s business, products or services in the State of Hawaii nor (ii)  directly or indirectly make any contact or communication of any kind for the purpose of soliciting, inviting, inducing, encouraging or requesting any customer of the Company to: (a) transfer its business from the Company to me, my business or my new employer’s business; or (b) open a new account with me, my business or my new employer’s business; or (c) otherwise induce or encourage a Company customer to discontinue or reduce its business with the Company.

(B)                               During the Designated Period, I will not solicit, induce or attempt to induce any employee into terminating his/her employment with the Company.

1  The Hawaii Uniform Trade Secrets Act defines “Trade Secret” as follows:

‘Trade Secret’ means information, including a formula, pattern,  compilation, program device, method, technique, or process that:

(1)  Derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and

(2)  Is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

[Haw. Rev. Stat. §482B-2]

2.                                      NO OBLIGATIONS UNDER PRIOR, THIRD PARTY AGREEMENTS

I represent that:  (i) I am not obligated under any other agreement or understanding that would affect the Company’s rights or my performance or duties to the Company.  I further represent that I have provided to the Company complete and accurate copies of any non-solicitation, confidentiality, non-competition or similar agreement between me and any former employers that may be in effect.

3.                                      REMEDIES

3.1                               Injunctive Relief.

I agree that a breach of any of my promises in this Agreement would irreparably damage the Company.  Accordingly, I understand that the Company reserves the right to take prompt court action to stop any breach or threatened breach of this Agreement.

3.2                               Accrual and Payment of Commissions Conditioned on Compliance with Agreement.

Notwithstanding any agreement to the contrary, I agree that the accrual and payment of any commissions to me are conditioned on my compliance with this Agreement.  I authorize the Company to withhold any commissions where the Company forms a reasonable, good faith belief that I have breached this Agreement.  Under the above circumstances, said commissions may be held by the Company, pending a final determination by a court or arbitrator, as the case may be, as to whether I have violated this Agreement.  In the event of a final determination that I did not violate this Agreement, the Company will promptly pay over to me the commissions in dispute, including any interest earned thereon calculated at a rate of six percent per annum. In the event of a final determination that I violated this Agreement, any commissions withheld will become the exclusive property of the Company. This section 3.2 will constitute a written authorization for withholding of wages pursuant to Hawaii Revised Statutes section 388-6.

3.3                               Attorney Fees.

In the event of any breach of this Agreement, the prevailing party will be entitled to an award of all costs and attorneys’ fees reasonably incurred in defending or enforcing the prevailing party’s rights.  Attorney’s fees will not be limited by the amount of monetary relief received.

4.                                      EMPLOYMENT AT-WILL

I acknowledge and agree that this Agreement does not alter the employment at-will relationship.  I affirm that either I or the Company may terminate the employment relationship at any time, with or without notice, and with or without cause.  As a courtesy, however, to the extent feasible I will try to give the Company 30 days advance notice prior to a voluntary employment separation.

5.                                      ADDITIONAL TERMS

5.1                               Venue and Governing Law.

I agree that any claim in connection with this Agreement may only be filed in a court of competent jurisdiction in Honolulu, Hawaii.  Further, this Agreement will be interpreted in accordance with the laws of the State of Hawaii.

5.2                               Successors and Assigns.

This Agreement will inure to the benefit of the Company’s successors, purchasers, and assigns.

5.3                               Severability and Judicial Power to Conform Agreement to Law.

If any provision of this Agreement will be held invalid, its invalidity will not affect any other provision of this Agreement that can be given effect without the invalid provision.  Further, in the event that a Court determines that any part of this Agreement is unenforceable for any reason, the Court, upon motion by the Company, will be empowered to modify such term(s) to render the Agreement enforceable while according to the Company the maximum benefit and protection of its interests allowable by law.

6.                                      EMPLOYEE’S UNDERSTANDING

I acknowledge that (i) I have read each and every paragraph of this Agreement; (ii) I have had an opportunity to consult with legal counsel concerning the terms of this Agreement; and (iii) that I fully understand this Agreement.  I also acknowledge that this Agreement does not supersede any other agreement(s) between me and the Company.

IT IS SO AGREED on this                    day of May, 2014.

Kevin T. Paul

EXHIBIT B

ARBITRATION AGREEMENT

In consideration for my employment with Hawaiian Telcom Holdco, Inc. and any of its subsidiaries and affiliates as may employ me from time to time, I agree that any legal claim that I may have arising out of or relating to my employment will be resolved through final and binding arbitration. The Arbitration Rules, Procedures and Protocols of Dispute Prevention & Resolution, Inc., (“DP&R”) located in Honolulu, Hawaii, as may be amended from time to time, will apply to this Arbitration Agreement. In the event of a dissolution of DP&R, the procedures established in the Hawaii Uniform Arbitration Act, as amended (Haw. Rev. Stat. Chapter 658A) will apply.  Notwithstanding any law to the contrary, nothing in this Agreement will empower an arbitrator to provide relief that would exceed that which a court or administrative agency could lawfully provide, according to the cause of action alleged.

Understood, accepted and agreed to on this day of May, 2014

Signature

Kevin T. Paul

Employee
Initials